Exhibit 99.1

NIC Declares Special Cash Dividend of 50 Cents Per Share

OLATHE, Kan.--(BUSINESS WIRE)--October 28, 2014--NIC Inc. (NASDAQ: EGOV), the dominant provider of official state eGovernment services, today announced that its Board of Directors declared a special cash dividend of 50 cents per share on October 27, 2014, payable on November 20, 2014, to stockholders of record on November 7, 2014. The dividend payout will total approximately $33.0 million based on the current number of shares outstanding.

“Our philosophy has been to return capital to stockholders that is not strategically necessary to re-invest in the business,” said Harry Herington, NIC Chief Executive Officer and Chairman of the Board. “I am pleased that once again our strong, recurring cash flows have allowed us to pay a special cash dividend.”

Including the dividend declared on October 27, 2014, more than $205.0 million has been returned to stockholders in the form of special cash dividends since 2007.

About NIC

Founded in 1992, NIC (NASDAQ: EGOV) is the nation's leading provider of official government websites, online services, and secure payment processing solutions. The Company's innovative eGovernment services help make government more accessible to everyone through technology. The family of NIC companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies in the United States. Forbes has named NIC as one of the “100 Best Small Companies in America” six times, most recently ranked at No. 36 (2014), and the Company has been included on the Barron’s 400 Index for four consecutive years. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and projects under existing portal contracts, and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts and new projects in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks and any resulting liability; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2014. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com